                                     [On Letterhead of The Chase Manhattan Bank]


                                                                     Exhibit 4.2




                               December 15, 1998



John Nuveen & Co. Incorporated
333 West Wacker Drive
Chicago, Illinois  60606


     Re:          Nuveen Unit Trusts, Series 26 consisting of:
             Nuveen--Standard & Poor's Quality Buyback Portfolio,
                           Series 12, December 1998
                    ---------------------------------------

Dear Sirs:

     The Chase Manhattan Bank is acting as Evaluator for the series of Nuveen Unit Trust set forth above (the "Trust"). We enclose a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on December 14, 1998 in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust for Nuveen Unit Trust Series 4 and subsequent. We consent to the reference to The Chase Manhattan Bank as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-68065) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                                     Very truly yours,

                                     /s/ Robert E. Lisk

                                     Assistant Treasurer
EFF:ps